UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: May 1, 2023

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, par value $0.01 per share	NBY	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01         Other Events

On April 27, 2023, NovaBay Pharmaceuticals, Inc. (the “Company”) announced that it entered into a Securities Purchase Agreement, dated April 27, 2023 (the “Purchase Agreement”) with existing accredited institutional investors named therein (the “Purchasers”), relating to a private placement transaction (the “Private Placement”) to issue and sell (i) $3.3 million aggregate principal amount of original issue discount senior secured convertible debentures due eighteen (18) months from the date of issuance (the “Debentures”), (ii) new long-term Series B-1 warrants (“Long-Term Warrants”) to purchase Company common stock, par value $0.01 per share (“Common Stock”), and (iii) new short-term Series B-2 warrants to purchase Common Stock (“Short-Term Warrants” and, together with the Long-Term Warrants, the “2023 Warrants”). In connection with the Private Placement, Common Stock purchase warrants that the Company previously issued to the Purchasers and to certain existing investors in prior private placements and warrant reprice transactions were amended pursuant to the terms of the Warrant Amendment Agreements, which lowered the exercise price of such warrants from $6.30 to $1.50 per share.

The terms of the Private Placement, the Purchase Agreement, the Warrant Amendment Agreement and the other transaction documents were previously described in the Current Report on Form 8-K, filed by the Company on April 27, 2023 (the “Private Placement Form 8-K”).

The Private Placement closed on May 1, 2023 (the “Private Placement Closing”), for aggregate gross proceeds of approximately $3.0 million, before deducting placement agent fees and other offering expenses. The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes, and has agreed not to use such proceeds for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices, or payments made on the Debentures), for the redemption of any Common Stock, for the settlement of any outstanding litigation, or in violation of the Foreign Corrupt Practices Act of 1977, as amended, or the regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department.

Additional Information

As disclosed in the Private Placement Form 8-K, as a result of the significant number of shares of Common Stock that may be issued upon the future conversion or redemption of the Debentures and exercise of the 2023 Warrants compared to the currently issued and outstanding shares of Common Stock, the Company will be required to obtain stockholder approval in accordance with the NYSE American Company Guide Rule 713(a) and Rule 713(b) (the “Stockholder Approval”). Pursuant to the Purchase Agreement, the Company will promptly hold a meeting of stockholders within sixty (60) days following the Private Placement Closing, which occurred on May 1, 2023 for the purpose of obtaining the Stockholder Approval. To the extent that the Stockholder Approval is not obtained, then the Company will call a meeting of stockholders every two (2) months until Stockholder Approval is obtained or until the Debentures are no longer outstanding.

In connection with the Stockholder Approval, the Company intends to file a preliminary proxy statement with the Securities and Exchange Commission (the “Commission”) on or about May 5, 2023, and subsequently mail a definitive proxy statement relating to the Stockholder Approval. This Current Report on Form 8-K does not contain all the information that should be considered concerning the Stockholder Approval, and is not intended to form the basis of any voting decision, investment decision or any other decision in respect of the Stockholder Approval. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and other documents filed in connection with the Stockholder Approval, as these materials will contain important information about these matters, as well as the Company and the Private Placement. When available, the definitive proxy statement and other relevant materials will be sent to stockholders of the Company as of a record date established for voting on the Stockholder Approval. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the Commission, without charge, once available, at the Commission’s website at www.sec.gov, or by directing a request to: NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608, attention: Corporate Secretary.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Stockholder Approval. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s filings with the Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the Commission on March 31, 2023 and amended on April 28, 2023, and is available free of charge at the Commission’s website at www.sec.gov, or by directing a request to: NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608, attention: Corporate Secretary. Additional information regarding the interests of such participants will be contained in the preliminary proxy statement and definitive proxy statement for the Stockholder Approval when available.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Stockholder Approval and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin Hall
Justin Hall
Chief Executive Officer and General Counsel

Dated: May 2, 2023